Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

SLM CORPORATION

(Existing SLM)

NEW BLC CORPORATION

(SLM BankCo)

and

NAVIENT, LLC

(Merger Sub)

Dated as of April 28, 2014

i

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 28, 2014, is entered into by and among SLM CORPORATION, a Delaware corporation (“Existing SLM”), NEW BLC CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Existing SLM (“SLM BankCo”), and NAVIENT, LLC, a Delaware limited liability company and a wholly-owned subsidiary of SLM BankCo (“Merger Sub”).

WHEREAS, as of the date hereof, the authorized capital stock of Existing SLM consists of (i) 1,125,000,000 shares of common stock, par value $0.20 per share (the “Existing SLM Common Stock”), of which, as of the close of business on April 14, 2014, 422,739,239 shares were issued and outstanding and (ii) 20,000,000 shares of “blank check” preferred stock, par value $0.20 per share (the “Existing SLM Preferred Stock”);

WHEREAS, as of the date hereof, there are two authorized series of the Existing SLM Preferred Stock: (i) 3,450,000 shares of 6.97% Cumulative Redeemable Preferred Stock, Series A, par value $0.20 per share (the “Existing SLM Series A Preferred Stock”), of which, as of the close of business on April 27, 2014, 3,300,000 shares were issued and outstanding; and (ii) 4,000,000 shares of Floating Rate Non-Cumulative Preferred Stock, Series B, par value $0.20 per share (the “Existing SLM Series B Preferred Stock”), of which, as of the close of business on April 27, 2014, 4,000,000 shares were issued and outstanding;

WHEREAS, SLM BankCo is a newly formed Delaware corporation and Merger Sub is a newly formed Delaware limited liability company, each having been formed for the purpose of participating in the transactions herein contemplated;

WHEREAS, immediately prior to the Effective Time, the authorized capital stock of SLM BankCo shall consist of (i) 1,125,000,000 shares of common stock, par value $0.20 per share (the “SLM BankCo Common Stock”), of which 100 shares will be issued and outstanding and (ii) 20,000,000 shares of “blank check” preferred stock, par value $0.20 per share, of which there are two authorized series: (i) 3,450,000 shares of 6.97% Cumulative Redeemable Preferred Stock, Series A, par value $0.20 per share (the “SLM BankCo Series A Preferred Stock”), of which there will be no shares issued and outstanding; and (ii) 4,000,000 shares of Floating Rate Non-Cumulative Preferred Stock, Series B, par value $0.20 per share (the “SLM BankCo Series B Preferred Stock”), of which there will be no shares issued and outstanding.

WHEREAS, as of the date hereof, SLM BankCo owns 100 common units in Merger Sub (the “Merger Sub Common Units”), representing 100% of the issued and outstanding limited liability company interests of Merger Sub;

WHEREAS, Existing SLM desires to create a new holding company structure by merging Existing SLM with and into Merger Sub (the “Merger”), with Merger Sub being the surviving entity in the Merger (the “Surviving Company”), and in connection therewith, following the Effective Time (as defined below), Merger Sub, as the Surviving Company, will be a direct, wholly-owned subsidiary of SLM BankCo;

WHEREAS, immediately following the Effective Time, the designations, rights, powers and preferences, and the qualifications, limitations and restrictions of (i) the SLM BankCo Common Stock will be the same as those of Existing SLM Common Stock, (ii) the SLM BankCo Series A Preferred Stock will be the same as those of Existing SLM Series A Preferred Stock and (iii) the SLM BankCo Series B Preferred Stock will be the same as those of Existing SLM Series B Preferred Stock;

WHEREAS, the certificate of incorporation of SLM BankCo and the by-laws of SLM BankCo immediately following the Effective Time will be identical to the Restated Certificate of Incorporation of Existing SLM (the “Existing SLM Charter”) and the By-Laws of Existing SLM (the “Existing SLM By-Laws”), in each case, in effect immediately prior to the Effective Time (other than with respect to certain modifications permitted by Section 251(g) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”));

WHEREAS, the limited liability company agreement of the Surviving Company will contain provisions identical to the Existing SLM Charter as in effect immediately prior to the Effective Time (other than references to members rather than shareholders or stockholders, references to units or limited liability company interests rather than stock or shares, references to managers and members rather than directors, a reduction in the number of classes of units or limited liability company interests that the Surviving Corporation is authorized to issue and with such other modifications as are permitted by Section 251(g) of the DGCL);

WHEREAS, the directors of Existing SLM immediately prior to the Effective Time will be the directors of SLM BankCo immediately following the Effective Time;

WHEREAS, the officers of SLM BankCo immediately prior to the Effective Time will continue as and be the officers of SLM BankCo immediately following the Effective Time;

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Merger qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder and (ii) this Agreement shall constitute a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code;

WHEREAS, the board of directors of each of Existing SLM and SLM BankCo and the board of managers of Merger Sub have (i) determined that it is in the best interests of their respective companies and respective stockholders and members, and declared it advisable, to enter into this Agreement and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Merger in accordance with Section 251(g) of the DGCL and Section 18-209(b) of the Delaware Limited Liability Company Act (the “DLLCA”) and upon the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement the parties hereto agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01. The Merger. At the Effective Time and subject to the conditions set forth in this Agreement, and in accordance with the provisions of Section 251(g) of the DGCL and Section 18-209 of the DLLCA, Existing SLM shall be merged with and into Merger Sub, the separate corporate existence of Existing SLM shall cease, and Merger Sub shall continue as the Surviving Company.

SECTION 1.02. Effective Time. Upon the terms set forth in this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) in substantially the form attached hereto as Exhibit A with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and the DLLCA (the time of such filing, or such later time as may be specified in the Certificate of Merger, being referred to as the “Effective Time”).

SECTION 1.03. Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, at the Effective Time all the assets and property of every kind and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises and authority of Merger Sub and Existing SLM shall vest in the Surviving Company, and all obligations and liabilities of Merger Sub and Existing SLM, both known and unknown, shall become the obligations and liabilities of the Surviving Company. Without limiting the generality of the foregoing, all outstanding obligations and liabilities of Existing SLM for outstanding Indebtedness shall become the obligations and liabilities of the Surviving Company. The term “Indebtedness” for this purpose means:

1.	all obligations of Existing SLM for borrowed money and all obligations of Existing SLM evidenced by bonds, debentures, notes, indentures, loan agreements or other similar instruments;

2.	all direct or indirect contingent obligations of Existing SLM under letters of credit, bankers’ acceptance, bank guaranties, surety bonds and similar instruments;

3.	all obligations of Existing SLM under any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, interest rate swaps or options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing; and

4.	all obligations of Existing SLM, contingent or otherwise, guaranteeing any of the foregoing obligations or liabilities of any other person or entity.

SECTION 1.04. Charter Documents.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or Existing SLM, the amended and restated limited liability company agreement of Merger Sub immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company until thereafter changed or amended in accordance with the DLLCA and the terms of such limited liability company agreement.

(b) In accordance with Section 251(g) of the DGCL, SLM BankCo agrees to file (and Existing SLM as the sole stockholder of SLM BankCo hereby approves the filing of) a Restated Certificate of Incorporation of SLM BankCo with the Secretary of State of the State of Delaware prior to the Effective Time which Restated Certificate of Incorporation of SLM BankCo (and any other necessary filings) will be identical to the Existing SLM Charter in effect immediately prior to the Effective Time, except that references to the name of Existing SLM shall be replaced with references to the name of SLM BankCo and with such other modifications as may permitted by Section 251(g) of the DGCL. SLM BankCo further agrees to adopt by-laws effective at the Effective Time identical to the Existing SLM By-Laws in effect immediately prior to the Effective Time except that references to the name of Existing SLM shall be replaced with references to the name of SLM BankCo. SLM BankCo agrees to file (and Existing SLM as the sole stockholder of SLM BankCo hereby approves the filing of) a certificate of amendment to its certificate of incorporation to change its name, as of or immediately after the Effective Time, to “SLM Corporation.”

SECTION 1.05. Directors and Officers.

(a) Surviving Company. The parties hereto shall take all actions necessary so that (i) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company and (ii) the managers of the Surviving Company shall consist solely of John Remondi, Somsak Chivavibul, Tim Hynes, John Kane, Steve O’Connell, Sheila Ryan-Macie, Andrew Wachtel Ted Morris, Pat Lawicki and Jerry Maher, in each case to hold office in accordance with the limited liability company agreement of the Surviving Company until their respective successors are duly elected or appointed and qualified or until their earlier resignation or removal.

(b) SLM BankCo. The parties hereto shall take all actions necessary so that (i) the directors of Existing SLM immediately prior to the Effective Time shall be the directors of SLM BankCo immediately after the Effective Time, and (ii) the officers of SLM BankCo immediately prior to the Effective Time shall continue as the officers of SLM BankCo immediately after the Effective Time, in each case to hold office in accordance with the certificate of incorporation and by-laws of SLM BankCo until their respective successors are duly elected or appointed and qualified or until their earlier resignation or removal.

SECTION 1.06. Additional Actions. Subject to the terms of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and to comply with the requirements of Section 251(g) of the DGCL and Section 18-209 of the DLLCA. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either Merger Sub or Existing SLM acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and managers of the Surviving Company shall be authorized to secure and deliver, in the name and on behalf of each of Merger Sub and Existing SLM, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Merger Sub and Existing SLM or otherwise, all such actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

ARTICLE II

EFFECT OF THE MERGER

SECTION 2.01. Effect on Capital. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Existing SLM, SLM BankCo or any holder of any of the following securities:

(a) Conversion of Existing SLM Common Stock. Each share of Existing SLM Common Stock issued and outstanding immediately prior to the Effective Time (other than any Existing SLM Common Stock to be cancelled pursuant to Section 2.01(b)) shall be converted automatically into one validly issued, fully paid and nonassessable share of SLM BankCo Common Stock having the same designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof as the shares of Existing SLM Common Stock being so converted.

(b) Cancellation of Treasury Stock. Each share of Existing SLM Common Stock that is owned by Existing SLM immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Existing SLM Series A Preferred Stock. Each share of Existing SLM Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted automatically into one validly issued, fully paid and nonassessable share of SLM BankCo Series A Preferred Stock having the same designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof as the shares of Existing SLM Series A Preferred Stock being so converted.

(d) Conversion of Existing SLM Series B Preferred Stock. Each share of Existing SLM Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted automatically into one validly issued, fully paid and nonassessable share of SLM BankCo Series B Preferred Stock having the same designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof as the shares of Existing SLM Series B Preferred Stock being so converted.

(e) Capital of Merger Sub. Each Merger Sub Common Unit issued and outstanding immediately prior to the Effective Time shall remain outstanding as one Common Unit of the Surviving Company.

(f) Capital Stock of SLM BankCo. Each share of SLM BankCo Common Stock issued and outstanding that is owned by Existing SLM immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(g) No Appraisal Rights. In accordance with the DGCL and the DLLCA, no appraisal rights shall be available to any holders of Existing SLM Common Stock, Existing SLM Series A Preferred Stock, Existing SLM Series B Preferred Stock or the Merger Sub Common Units in connection with the Merger.

SECTION 2.02. No Surrender of Certificates; Book-Entry Shares. At the Effective Time, the designations, rights, powers and preferences, and qualifications, limitations and restrictions, of each of the SLM BankCo Common Stock, SLM BankCo Series A Preferred Stock and SLM BankCo Series B Preferred Stock will, in each case, be identical with those of Existing SLM Common Stock, Existing SLM Series A Preferred Stock and Existing SLM Series B Preferred Stock, respectively, immediately prior to the Effective Time. Accordingly, each outstanding certificate that, immediately prior to the Effective Time, evidenced outstanding Existing SLM Common Stock, Existing SLM Series A Preferred Stock or Existing SLM Series B Preferred Stock shall, from the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of SLM BankCo Common Stock, SLM BankCo Series A Preferred Stock or SLM BankCo Series B Preferred Stock, respectively. In addition, each outstanding book-entry that, immediately prior to the Effective Time, evidenced outstanding Existing SLM Common Stock, Existing SLM Series A Preferred Stock or Existing SLM Series B Preferred Stock shall, from the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of SLM BankCo Common Stock, SLM BankCo Series A Preferred Stock or SLM BankCo Series B Preferred Stock, respectively.

SECTION 2.03. Treatment of Equity Compensation Arrangements.

(a) Options. At the Effective Time, each option, whether or not exercisable, to purchase shares of Existing SLM Common Stock which is then outstanding and unexercised (an “Option”) shall cease to represent a right to acquire shares of Existing SLM Common Stock and shall be converted automatically into an option to acquire, under the same terms and conditions including exercise price, as were applicable to such Option immediately prior to the Effective Time, shares of SLM BankCo Common Stock, and SLM BankCo shall assume each Option and each plan or agreement pursuant to which such Option was granted. The number of shares of SLM BankCo Common Stock purchasable upon exercise of such Option shall be equal to the number of shares of Existing SLM Common Stock that were purchasable under such Option immediately prior to the Effective Time.

(b) RSUs. At the Effective Time, each outstanding restricted stock unit (“RSU”) representing the right to acquire shares of Existing SLM Common Stock shall be automatically converted into an RSU representing the right to acquire, under the same terms and conditions, the same number of shares of SLM BankCo Common Stock and SLM BankCo shall assume each RSU and each plan or agreement pursuant to which such RSU was granted.

(c) Other Rights. At the Effective Time, SLM BankCo shall assume all plans providing for the right to acquire Existing SLM Common Stock and all other rights to acquire, or to receive a distribution of, Existing SLM Common Stock, and such rights shall automatically be converted into a right to acquire, or to receive a distribution of, SLM BankCo Common Stock under the same terms and conditions.

(d) Reservation of Shares. At or prior to the Effective Time, SLM BankCo shall reserve for issuance the number of shares of SLM BankCo Common Stock necessary to satisfy SLM BankCo’s obligations under Section 2.03. The terms of each Option, RSU or other right to acquire SLM BankCo Common Stock shall, in accordance with its terms, be subject to adjustment as appropriate to reflect any change in capitalization (as provided for in the applicable plan or agreement) with respect to SLM BankCo Common Stock at or subsequent to the Effective Time.

ARTICLE III

MISCELLANEOUS

SECTION 3.01. Termination. This Agreement may be terminated at any time prior to the Effective Time by Existing SLM. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, and none of Existing SLM, SLM BankCo, Merger Sub nor their respective stockholders, directors or officers shall have any liability with respect to such termination or abandonment.

SECTION 3.02. Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 3.03. Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article of or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” is not exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neutral genders of such term. Any law defined or referred to herein means such law as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

SECTION 3.04. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 3.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic image scan transmission).

SECTION 3.06. Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

SECTION 3.07. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES.

SECTION 3.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 3.09. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

[signature page follows ]

IN WITNESS WHEREOF, SLM BankCo, Existing SLM and Merger Sub have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

SLM CORPORATION

By:	/s/ John F. Remondi
Name:	John F. Remondi
Title:	President and Chief Executive Officer

NEW BLC CORPORATION

By:	/s/ Raymond Quinlan
Name:	Raymond Quinlan
Title:	Chief Executive Officer

NAVIENT, LLC

By:	New BLC Corporation, as sole member

By:	/s/ John F. Remondi
Name:	John F. Remondi
Title:	Chief Executive Officer

Exhibit A

CERTIFICATE OF MERGER

OF

SLM CORPORATION

(a Delaware corporation)

WITH AND INTO

NAVIENT, LLC

(a Delaware limited liability company)

Pursuant to Section 251(g) of the Delaware General Corporation Law and Section 18-209 of the Delaware Limited Liability Company Act, the undersigned certifies as follows:

FIRST: The name, state of domicile, jurisdiction of formation or organization and type of entity of each of the constituent entities are as follows: (i) SLM Corporation, a Delaware corporation (“Existing SLM”), and (ii) Navient, LLC, a Delaware limited liability company (“Navient”).

SECOND: An Agreement and Plan of Merger (the “Merger Agreement”) by and among Existing SLM, Navient and New BLC Corporation, a Delaware corporation (“SLM BankCo”), providing for the merger of Existing SLM with and into Navient, with Navient being the surviving limited liability company (the “Merger”), has been approved, adopted, certified, executed and acknowledged by each of SLM BankCo, Existing SLM and Navient in accordance with Section 251(g) of the General Corporation Law of the State of Delaware and Section 18-209 of the Delaware Limited Liability Company Act.

THIRD: The name of the surviving company is Navient, LLC, a Delaware limited liability company (the “Surviving Company”).

FOURTH: The amended and restated limited liability company agreement of Merger Sub will be the limited liability company agreement of the Surviving Company, until such time as it may be amended, modified or otherwise changed in accordance with applicable law.

FIFTH: The Merger will become effective on April 29, 2014 at 9:00 a.m. Eastern Time.

SIXTH: The executed Merger Agreement is on file at the principal place of business and office of the Surviving Company, the address of which is 300 Continental Drive, Newark, Delaware 19713.

SEVENTH: A copy of the Merger Agreement will be furnished by the Surviving Company, on request and without cost, to any stockholder or member of the constituent entities to the Merger.

IN WITNESS WHEREOF, Navient, LLC has caused this Certificate of Merger to be duly executed on April 28, 2014.

NAVIENT, LLC

By:	New BLC Corporation,
as Sole Member and authorized person

By:
Name:	Eric Watson
Title:	Vice President and Secretary